                                       WARRANT SALE AGREEMENT

                  This WARRANT SALE AGREEMENT is dated as of December 21,
2000 (this "Agreement"), by and between  Wellsford Real Properties, Inc., a Maryland corporation ("WRP"), and W/W Group Holdings, L.L.C., a Delaware limited liability company ("Holding Co.").

                  Reference is hereby made to that certain Warrant Agreement, dated as
May 28, 1999, by and between WRP and the Warrant Agent, (the "Warrant Agreement").
Capitalized terms not defined in this Agreement shall have the meanings set forth in the
Warrant Agreement.

                  For one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Holding
Co. hereby grants, sells, conveys, assigns and transfers to WRP all of Holding Co.'s right, title and interest in and to all of the Warrants evidenced by the Warrant Certificate(s)
issued to Holding Co. in accordance with the Warrant Agreement.

                  Holding Co. hereby represents, warrants and agrees that:

                  (a)      it is the sole legal and beneficial owner of the Warrants and has not created any liens, claims or encumbrances against such Warrants and hereby transfers such Warrants to WRP free and clear of all liens, claims or encumbrances;

                  (b)      it is familiar with the business and financial condition of WRP and has made such inquiries and received such information as it deemed necessary in connection with the sale of the Warrants to WRP, and that it had an opportunity to ask questions of, and receive answers from, officers of WRP concerning WRP and its financial condition;

                  (c)      the Warrants are being sold to WRP in connection with the
         transactions referred to in the First Amendment to the Limited Liability Company
         Operating Agreement of Wellsford/Whitehall Group, L.L.C., dated as of the date hereof, and as an inducement for WRP to enter into such agreement.

                  This Agreement shall be governed by the internal laws of the State of New
York.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed, as of the day and year first above written.

                                            WELLSFORD REAL PROPERTIES, INC.

                                            By: /s/ Edward Lowenthal
                                                Name:  Edward Lowenthal
                                                Title: President

                                            W/W GROUP HOLDINGS, L.L.C.

                                            By:/s/ Ronald Bernstein
                                                Name:  Ronald Bernstein
                                                Title: Vice President